Exhibit 99.1

FOR IMMEDIATE RELEASE

December 20, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC ANNOUNCES SETTLEMENT

WITH DEUTSCHE BANK

MCLEAN, VA— Freddie Mac (OTCQB: FMCC) today announced that it, in conjunction with Fannie Mae and FHFA, has entered into an agreement with Deutsche Bank Securities, Inc. and certain affiliated entities (collectively, “Deutsche Bank”) to settle claims related to investments by Freddie Mac and Fannie Mae in certain residential non-agency mortgage-related securities.

The agreement will settle litigation previously initiated by FHFA against Deutsche Bank and also certain repurchase obligations with respect to the loans in these securities. Deutsche Bank will make a total payment of $1.925 billion, of which approximately $1.628 billion is expected to be paid to Freddie Mac and will be reflected in the company’s fourth quarter results.

“This settlement is another important step in our efforts to recover funds for the nation’s taxpayers,” said Freddie Mac CEO Donald H. Layton. “We will continue to work with FHFA on resolving the remainder of our legacy repurchase and litigation issues through equitable agreements.”

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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